Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 114 to Registration Statement No. 002-90649 on Form N-1A of our report dated December 23, 2008 relating to the financial statements and financial highlights of Fidelity Investment Trust, including Fidelity Diversified International Fund, appearing in the Annual Report on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2008, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 13, 2009